UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 30, 2008

New Frontier Media, Inc.
(Exact name of registrant as specified in its charter)

Colorado	000-23697	84-1084061
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7007 Winchester Circle, Suite 200, Boulder, Colorado		80301
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (303) 444-0900

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           Coincident with the appointment of Grant H. Williams as Chief Financial Officer, effective April 30th 2008, and described in item (c), Mathew T. Pullam is no longer designated as the company’s principal financial and principal accounting officer. Mr. Pullam will continue to serve the company in a consultive capacity through October of 2008.

(c)           On April 30, 2008, the company announced the promotion of Grant H. Williams to Chief Financial Officer of the company.  In that capacity, Mr. Williams, 32, will serve as the company’s principal accounting and principal financial officer.

Prior to being appointed Chief Financial Officer, from October 2006 until April 2008, Mr. Williams served as the company’s Corporate Controller. From February 2004 until October 2006, Mr. Williams served in a variety of management positions, including Manager of SEC Reporting and Technical Accounting Research, and Senior Manager of Finance, for eFunds Corporation, an unaffiliated payments solutions company for financial service providers, during which time he managed eFunds’ public reporting requirements. Mr. Williams began his career with Ernst & Young LLP, an independent accounting firm, working there from August 1998 until February 2004 when he joined eFunds.  Mr. Williams earned his Bachelors degree in Accountancy from the University of Oklahoma and is a licensed CPA in the States of Colorado and Arizona. There are no family relationships among Mr. Williams and any of the company’s directors or other executive officers. Additional information regarding Mr. Williams is included in the company’s April 30, 2008 press release, which is furnished as Exhibit 99.1 with this current report on Form 8-K.

In connection with the promotion, the company entered into a definitive employment agreement with Mr. Williams that became effective May 1, 2008 and that provides for: (i) an employment period expiring April 30, 2010; (ii) an initial annual base salary of $200,000; (iii) a discretionary bonus opportunity based on factors to be determined in the sole discretion of the company’s compensation committee; and (iv) covenants not to compete, not to solicit employees, and to protect confidential information customary for agreements of this type.  The agreement also provides for severance benefits in the event that Mr. Williams’ employment is terminated by the company without cause (defined to include: convictions of or guilty pleas to felonies, crimes of moral turpitude or other criminal acts that adversely affect the company or its business; willful misconduct or gross neglect of duties; and material breaches of the definitive employment agreement or violations of personnel policies) or by Mr. Williams following a change of control of the company for good reason (including a material change in his title in effect at the time of a change in control, a relocation outside of the Boulder, Colorado area, and the assignment of duties not reasonably consistent with the duties imposed at the beginning of his employment term). Following any such termination, in addition to any accrued entitlements (for example, accrued but unpaid base salary), payment of premiums related to COBRA coverage for health, dental and vision benefits for the remainder of the stated term of the agreement, and immediate vesting of all outstanding options awarded to Mr. Williams prior to the date of termination, the company would be obligated to continue to pay Mr. Williams’ then effective base salary for the longer of the duration of the employment period or 18 months, and, in the event of a good reason termination after a change in control of the company, a one-time bonus equal to the average of the last two annual bonuses awarded to Mr. Williams.

Notwithstanding the above described severance and change in control arrangements, in the event that Mr. Williams is at the time of his employment termination a “specified employee” within the meaning of Section 1.409A-1(i) of the treasury regulations promulgated under the Internal Revenue Code of 1986, as amended, all of such payments shall be delayed until six months after the date of such termination, except that during such six-month period the company will make all payments provided for under the agreement to the extent that they do not exceed two times the lesser of Mr. Williams’ prior year’s annualized compensation and the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which the termination occurs, and any amounts deferred as described herein shall be paid in a lump-sum amount at the expiration of such six-month period.

(e)           The company amended its employment agreements with each of Messrs. Michael Weiner, Chief Executive Officer, and Ira Bahr, Chief Operating Officer, on May 2, 2008, and Mr. Ken Boenish, President, on May 5, 2008, to (i) extend the expiration dates of each of their existing employment agreements to March 31, 2011, (ii) provide for a reduction in the amount of severance benefits payable to each of them following a termination of employment after a change in control in the event that such payments would constitute “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended, and would, after giving effect to any excise tax obligations triggered in respect thereof, result in net severance benefits after taxes being less than what the executive would receive if the severance payments payable to executive were reduced below the “excess parachute payments” threshold, (iii) include a reduction in each executive’s then current base salary among the reasons allowing each executive to terminate employment after a change in control and receive severance benefits as previously disclosed, and (iv) in the case of Mr. Bahr, conform the change in control and related severance provisions in his employment agreement to the analogous provisions in the agreements of each of Messrs. Weiner and Boenish.

Mr. Bahr’s amended employment agreement now provides for severance benefits in the event that Mr. Bahr terminates employment after a change in control that results in (i) the assignment to Mr. Bahr of duties not reasonably consistent with those assigned at the commencement of the agreement term, (ii) the relocation of the company’s executive offices outside the Boulder, Colorado area, (iii) a material change to Mr. Bahr’s then effective title, or (iv) a reduction in Mr. Bahr’s then effective base salary. In the event of any such termination, Mr. Bahr would be entitled to all accrued entitlements (for example, accrued but unpaid base salary and expense reimbursement), immediate vesting of all outstanding stock options awarded to Mr. Bahr, a lump-sum payment equal in amount to Mr. Bahr’s then effective base salary for the remaining term of the employment agreement or Mr. Bahr’s base salary multiplied by 1.5, whichever is greater, an amount equal to one year’s bonus as measured by the average annual bonus awarded to Mr. Bahr during the two preceding full bonus years, and health insurance continuation for the duration of the employment period.

No other changes were made to the employment agreements of Messrs. Weiner, Boenish and Bahr, which remain in full force and effect as otherwise previously disclosed.  The information above regarding Mr. Williams’ definitive employment agreement is incorporated herein by reference.

On May 1, 2008, the company’s wholly-owned subsidiary, Colorado Satellite Broadcasting, Inc., also entered into a definitive employment agreement with Mr. Scott A. Piper, Chief Technology Officer.  Mr. Piper’s employment agreement provides for: (i) an employment period expiring March 31, 2010; (ii) an annual base salary of $225,000; (iii) a discretionary bonus opportunity based on factors to be determined in the sole discretion of the company’s compensation committee; and (iv) covenants not to compete, not to solicit employees, and to protect confidential information customary for agreements of this type.  The agreement also provides for severance benefits in the event that Mr. Piper’s employment is terminated by the company without cause (defined to include: convictions of or guilty pleas to felonies, crimes of moral turpitude or other criminal acts that adversely affect the company or its business; willful misconduct or gross neglect of duties; and material breaches of the definitive employment agreement or violations of personnel policies). Following any such termination, in addition to any accrued entitlements (for example, accrued but unpaid base salary) and payment of premiums related to COBRA coverage for health, dental and vision benefits for the remainder of the stated term of the agreement, Mr. Piper would be entitled to be paid his then effective base salary for the duration of the stated employment agreement term.

Notwithstanding the above described severance and change in control arrangements, in the event that either of Messrs. Bahr or Piper is at the time of his employment termination a “specified employee” within the meaning of Section 1.409A-1(i) of the treasury regulations promulgated under the Internal Revenue Code of 1986, as amended, all of such payments shall be delayed until six months after the date of such termination, except that during such six-month period each of them shall be entitled to receive all payments provided for under their respective agreements to the extent that they do not exceed two times the lesser of their applicable prior year’s annualized compensation and the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which the termination occurs, and any amounts deferred as described herein shall be paid in a lump-sum amount at the expiration of such six-month period.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No	Exhibit Description
99.1	Press Release issued by New Frontier Media, Inc. dated April 30, 2008 furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 6, 2008	NEW FRONTIER MEDIA, INC.

	By:	/s/ Marc Callipari
Name: Marc Callipari
Title: General Counsel

EXHIBIT INDEX

Exhibit No	Exhibit Description
99.1	Press Release issued by New Frontier Media, Inc. dated April 30, 2008 furnished herewith.